January 24, 2014

Atossa Genetics Inc.

1616 Eastlake Avenue East

Suite 510

Seattle, Washington 98102

Re:	Registration Statement on Form S-3 (File No. 333-192390)

Ladies and Gentlemen:

We have acted as counsel to Atossa Genetics, Inc., a Delaware corporation (the “Company”) in connection with the proposed issuance and sale by you of 5,834,234 units (the “Units”) each Unit consisting of (i) one share of common stock, $0.001 par value per share (the “Common Stock”), and (ii) one warrant (collectively, the “Warrants”) to purchase 0.20 of a share of Common Stock of the Company pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The shares of Common Stock included in the Units are referred to herein as the “Common Shares” and the shares of Common Stock issuable upon exercise of the Warrants included in the Units are referred to herein as the “Warrant Shares.”

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law and solely for the purposes of our opinion in (iii) below the State of California.

Based upon and subject to the foregoing, we are of the opinion that, (i) the Common Shares have been duly authorized by the Company and, when issued and delivered to the purchasers thereof against payment of the purchase price therefor, will be validly issued, fully paid and non-assessable, (ii) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Warrant exercise, the Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, will be duly authorized, validly issued, fully paid and nonassessable, and (iii) when the Warrants have been duly executed and delivered to the purchasers thereof against payments of the purchase price therefor, the Warrants will constitute valid binding obligations of the Company, enforceable against the Company in accordance with their terms.

Atossa Genetics Inc.	- 2 -

Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion as to the enforceability of any provision for choice of law or requiring that any action be brought only in the courts of a particular jurisdiction, or the enforceability of any provision awarding attorney’s fees.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP